Exhibit 10.27

NON-MANAGEMENT DIRECTOR AWARD AGREEMENT SUPPLEMENT
This Award Agreement Supplement (this “Supplement”) provides terms that are part of your Award Agreement (the “Agreement”) under the Brighthouse Financial, Inc. 2017 Non-Management Director Stock Compensation Plan (the “Director Plan”). In this Supplement, “Award” refers to the Restricted Stock Units, Stock Options, or Restricted Units that are the subject of the Award Agreement. All capitalized terms used in this document that are not defined herein are defined in the Director Plan document.
S-1.    Change of Status. The Director Plan describes how various events affect your Award.
S-2.    Change of Control. The Director Plan describes how a Change of Control will affect your Award.
S-3.    Nontransferability of Award. Except as provided in Section S-4, the Director Plan or as otherwise permitted by the Committee, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Award, and all rights with respect to your Award are exercisable during your lifetime only by you.
S-4.    Payment to Estate or Beneficiary Designation. You may name one or more beneficiary or beneficiaries who may then exercise any right under the Agreement in the event of your death. Each beneficiary designation for such purpose will revoke all such prior designations. Beneficiary designations must be properly completed on a form prescribed by the Committee and must be filed with the Company during your lifetime. If you have not designated a beneficiary at the time of your death, then the beneficiary shall be your estate.
S-5.    Adjustments. The Committee will make appropriate adjustments in the terms and conditions of your Award as provided in Section 4.2 of the Director Plan and may make adjustments in the terms and conditions of your Award as provided in Section 11.2 of the Director Plan. The Committee’s determinations in this regard will be conclusive.
S-6.    Timing of Payment. To the extent applicable, the Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.
(a)    If payment is due and payable for Awards that are Restricted Stock Units, payment will be made no later than March 15 of the calendar year after the expiration of the applicable Period of Restriction. However, if you have elected to defer payment of your Restricted Stock Units under a deferred compensation plan offered by the Company or its affiliate, then payment of the Restricted Stock Units shall be made in accordance with such deferred compensation plan.
(b)    If payment is due and payable due to your death, it will be made upon your death.
(c)    Subject to Section S-6(d) below, if payment is due and payable due to a Change of Control:

(1)    if the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days after the Change of Control; or
(2)    if the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section S-6(a) on the same basis as if the Standard Terms applied.
(d)    If prior to the Change of Control the Committee has reasonably determined in good faith that you have been granted an Alternative Award pursuant to Section 15.1 of the Director Plan, the terms of Section S-6(c) will not apply. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.
S-7.    Closing Price. For purposes of the Agreement, Closing Price will mean the closing price of a Share as reported in the principal consolidated transaction reporting system for the National Association of Securities Dealers Automated Quotations (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. Closing Price shall constitute “Fair Market Value” under the Director Plan for all purposes related to your Award.
S-8.    Governing Law; Choice of Forum. The Agreement will be construed in accordance with and governed by the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws. Except as otherwise provided in the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, any action to enforce the Agreement or any action otherwise regarding the Agreement must be brought in a court in the State of New York to which jurisdiction the Company and you consent.
S-9.    Miscellaneous.
(a)    For purposes of the Agreement, “Committee” includes any direct or indirect delegate of the Committee as defined in the Director Plan and (unless otherwise indicated) the word “Section” refers to a Section in the Agreement. Any other capitalized word used in the Agreement and not defined in the Agreement, including each form of that word, is defined in the Director Plan.
(b)    Any determination or interpretation by the Committee pursuant to the Agreement will be final and conclusive. In the event of a conflict between any term of the Agreement and the terms of the Director Plan, the terms of the Director Plan control. The Agreement and the Director Plan represent the entire agreement between you and the Company, and you and all Affiliates, regarding your Award. No promises, terms, or agreements of any kind regarding your Award that are not set forth, or referred to, in the Agreement or in the Director Plan are part of the Agreement. In the event any provision of the Agreement is held illegal or invalid, the rest of the Agreement will remain enforceable.

(c)    Your Award is not Shares and do not give you the rights of a holder of Shares. You will not be credited with anything additional with respect to your Award on account of any dividend paid on Shares.
(d)    The Committee may, in its discretion, settle an Award otherwise payable in Shares instead in the form of cash, to the extent settlement in Shares is prohibited by law or would require you or the Company to obtain the approval of any governmental and/or regulatory body. The Committee may, in its discretion, require you at any time to immediately sell Shares you acquire under the Agreement, in which case, the Company shall have the authority to issue sales instructions in relation to such Shares on your behalf. If the Committee determines that applicable law requires that you receive fewer Shares or a lesser amount of cash than that otherwise determined under the terms of the Agreement, you will receive that number of Shares or amount of cash the Committee determines is due under applicable law. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.
(e)    The issuance of Shares or payment of cash pursuant to your Award is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The Company’s grant of the Award to you is not intended to be a public offering of securities outside the United States, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities outside the United States, except where required by law. Your Award has not been, and will not be, reviewed by or registered with any securities authorities outside the United States
(f)    You agree to repatriate all payments under the Agreement or cash attributable to Shares you acquire under the Agreement to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.
(g)    Your Award is subject to any Company compensation recoupment policy in effect from time to time.
(h)    You acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Award, including the grant or payment on account of the Award, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Award to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.
(i)    You agree that the Agreement and any other documents related to the Director Plan or your Award are to be presented to you in English, except where prohibited by law. If any such document is translated into a language other than English, the English version will control, to the extent permitted by applicable law.

(j)    The collection, processing and transfer of your personal data (collectively “Data Handling”) is necessary for the Company’s administration of the Director Plan, the Agreement and your Award, and such Data Handling shall be done consistent with applicable law, the data privacy consents, if any, signed by you, and/or your local company’s governing policies with respect to data privacy.
(k)    In accepting the Agreement, you acknowledge, to the extent allowed by law, that:
(1)    the future Closing Price of Shares is unknown and cannot be predicted with certainty; and
(2)    to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the Award and you irrevocably release the Company and each Affiliate from any such claim that may arise.
(l)    The Company may impose other requirements as a condition of your Award, to the extent the Committee determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of the Agreement, your Award, or the Director Plan. To the extent the Company determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.
S-10.    Amendments. The Committee has the exclusive right to amend the Agreement as long as the amendment does not adversely affect any of your previously-granted Awards in any material way (without your written consent) and is otherwise consistent with the Director Plan. The Company will give written notice to you (or, in the event of your death, to your beneficiary or estate) of any amendment as promptly as practicable after its adoption.
S-11.    Deadline to Accept. If you wish to accept the terms of the Agreement you must do so by the electronic means made available to you within sixty (60) days after receiving the Agreement. The Committee may, in its sole discretion, extend the time within which you may accept the Agreement.